Exhibit 99.2

TRIAL SCHEDULE FOR CERTAIN CASES

Below is a schedule, as of October 25, 2012, setting forth by month the number of individual smoking and health cases against PM USA that are scheduled for trial through the end of 2012.
2012
Engle progeny
October (0)
November (1)
December (0)
As of October 25, 2012, no Engle progeny cases were in trial.

Other Individual Smoking & Health
October (0)
November (1)
December (0)
As of October 25, 2012, no non-Engle progeny cases were in trial.

1